Exhibit 99.1

FOR IMMEDIATE RELEASE

Griffon Corporation Announces Closing of Senior Notes Offering and
Early Settlement of Tender Offer and Consent Solicitation

NEW YORK, NEW YORK – February 27, 2014 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced the closing of its previously announced offering of $600 million aggregate principal amount of 5.25% senior notes due 2022 (the “2022 Notes”) in an unregistered offering through a private placement, as well as the early settlement of its previously announced cash tender offer and consent solicitation (the “Tender Offer”) with respect to its existing 7 1/8% senior notes due 2018 (the “2018 Notes”).

The 2022 Notes are senior unsecured obligations of Griffon and are guaranteed by certain of its domestic subsidiaries. The 2022 Notes and related guarantees were offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The 2022 Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

Griffon used a portion of the net proceeds from the sale of the 2022 Notes to repurchase $427,665,000 of the 2018 Notes (constituting approximately 77.8% of the outstanding aggregate principal amount of the 2018 Notes) in early settlement of the Tender Offer. Holders who tendered their 2018 Notes prior to the consent date received $1,058.44 per $1,000 principal amount of 2018 Notes tendered. Having received the requisite consents from the holders of the 2018 Notes in the Tender Offer, Griffon and Wells Fargo Bank, National Association, as trustee (the “Trustee”), executed a supplemental indenture (the “Supplemental Indenture”) amending the indenture relating to the 2018 Notes. The Supplemental Indenture eliminates substantially all of the restrictive covenants and certain events of default from the indenture relating to the 2018 Notes. The Tender Offer will remain open until 11:59 p.m., New York City time, on March 12, 2014, and holders who tender their 2018 Notes prior to this time will receive $1,050.94 per $1,000 principal amount of 2018 Notes tendered. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and related Letter of Transmittal and Consent that previously were sent to holders of the 2018 Notes.

Griffon also issued a notice of redemption for the remaining outstanding principal amount of 2018 Notes. On April 1, 2014, Griffon will use a portion of the net proceeds from the sale of the 2022 Notes to redeem the remaining principal amount outstanding of the 2018 Notes at a redemption price equal to 105.344% of the aggregate principal amount of the 2018 Notes to be redeemed, plus accrued and unpaid interest on the 2018 Notes to the redemption date. On

February 27, 2014, Griffon satisfied and discharged its obligations under the indenture relating to the 2018 Notes by depositing with the Trustee the funds required to redeem all outstanding 2018 Notes on April 1, 2014.

This press release does not constitute an offer to purchase the 2018 Notes. The Tender Offer is made solely pursuant to the Statement. The Tender Offer is not being made to holders of 2018 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the Statement and related documents carefully before making any decision with respect to the Tender Offer. Holders of 2018 Notes must make their own decisions as to whether to tender their 2018 Notes. Neither Griffon, the Dealer Manager and Solicitation Agent, nor the Tender Agent and Information Agent makes any recommendations as to whether holders should tender their 2018 Notes pursuant to the Tender Offer, and no one has been authorized to make such a recommendation.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the anticipated use of proceeds of the offering of the 2022 Notes, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Douglas J. Wetmore	Anthony Gerstein
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(646) 277-1242
712 Fifth Avenue, 18th Floor
New York, NY 10019